EXHIBIT 33.3

Perpetual CORPORATE TRUST [LOGO]

Perpetual Limited ABN 86 000 431 827

Level 12 Angel Place 123 Pitt Street Sydney GPO Box 4172 SYDNEY NSW 2001 Australia DX 365 Sydney Telephone 02 9229 9000 Facsimile 02 8256 1406

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

Perpetual Limited (the "Asserting Party") is responsible for assessing compliance as of June 30, 2007 and for the period from June 5, 2007 (the date of issuance of the SMHL Global Fund 2007-1 transaction subject to the requirements of Regulation AB) to June 30, 2007 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 1122(d)(1)(ii)-(iv), 1122(d)(2)(i), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(3)(iv), 1122(d)(4)(i), and 1122(d)(4)(iv)-(xiv) in the CFR, which have not been determined pursuant to the transaction documents to be, and the Asserting Party has concluded are not, servicing criteria that the Asserting Party performs, or in which the Asserting Party participates, in relation to the asset-backed securities transactions covered by this report (the "Applicable Servicing Criteria"). The transactions covered by this report include asset-backed securities transactions for which the Asserting Party served as servicer that are backed by the same asset type backing the class of asset-backed securities of SMHL Global Fund 2007-1 (including the SMHL Global Fund No. 9 and the SMHL Global Fund 2007-1 asset-backed securities transactions), that were completed on or after January 1, 2006 and that were registered with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933 (the "Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of June 30, 2007 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

KPMG, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of June 30, 2007 and for the Reporting Period as set forth in this assessment.

PERPETUAL LIMITED

Date: September 26, 2007

By:  /s/ Chris Green
Chris Green
General Manager, Debt Markets

Perpetual Limited ABN 86 000 431 827	Perpetual Trustee Company Limited ABN 42 000 001 007	Perpetual Trustees W.A. Limited ABN 98 008 666 886	Perpetual Trustee Company (Canberra) Limited ABN 89 008 393 806

Perpetual Trust Services Limited ABN 48 000 142 049	Perpetrust Nominees Pty Limited ABN 90 004 470 964	Perpetual Nominees Limited ABN 37 000 733 700	Perpetual Trustees Victoria Limited ABN 47 004 027 258

PT Limited ABN 67 004 454 666	Perpetual Mortgage Services Pty Limited ABN 74 080 943 835		Perpetual Trustees Queensland Limited ABN 49 009 656 811